UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 16, 2012

FORMFACTOR, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50307	13-3711155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7005 Southfront Road Livermore, CA	94551
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (925) 290-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On October 16, 2012, FormFactor, Inc. (“FormFactor”) completed the acquisition (the “Merger”) of Astria Semiconductor Holdings, Inc. (“Astria”), a Delaware corporation and the parent of Micro-Probe Incorporated (“Micro-Probe”), a California corporation.  The Merger was completed pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated August 31, 2012, between FormFactor, Astria, ELM Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of FormFactor (“Merger Subsidiary”), and a representative of the equityholders of Astria (the “Equityholder Representative”).  Astria survived the Merger as a wholly-owned subsidiary of FormFactor.  The Merger Agreement was previously announced by FormFactor in its Current Report on Form 8-K filed on September 5, 2012.

The purchase price for Astria was approximately $99.5 million in cash and 3,020,944 shares of FormFactor common stock.  A portion of the purchase price was placed in escrow and will be paid to FormFactor or to Astria equityholders based on any claims for indemnification by FormFactor during the escrow period.  The cash consideration is subject to adjustment for the final determination of Astria’s closing working capital, as described in the Merger Agreement.

Additional information and details of the Merger Agreement were previously disclosed in Item 1.01 of its Current Report on Form 8-K filed on September 5, 2012, which is incorporated by reference herein.  The foregoing description of the Merger Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the Merger Agreement, a copy of which is incorporated herein by reference.

The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by FormFactor’s stockholders. None of FormFactor’s stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of FormFactor, Astria, Merger Subsidiary or any of their respective subsidiaries or affiliates.

The above description of the Merger Agreement is not complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which will be filed as an exhibit to FormFactor’s Quarterly Report on Form 10-Q for the period ended September 29, 2012.

Item 3.02.  Unregistered Sales of Equity Securities.

As described in Item 2.01 of this Current Report on Form 8-K, on October 16, 2012, FormFactor issued 3,020,944 shares of FormFactor’s common stock, par value $0.001 per share, to holders of Astria’s outstanding securities as consideration in the Merger.  The shares were issued in reliance on the exemption afforded by Section 3(a)(10) of the Securities Act of 1933 (the “Securities Act”), following the qualification of the issuance of the shares by the California Corporations Commissioner on October 10, 2012 under Section 25142 of the California Corporations Code.

Item 8.01.  Other Events.

In connection with the closing of the Merger, on October 16, 2012, FormFactor, Micro-Probe, Astria and a Micro-Probe officer who was a former FormFactor employee (collectively, the “Parties”) entered into a Confidential Settlement Agreement and the Parties and certain other entities entered into a Confidential Release Agreement to resolve the lawsuit pending in the United States District Court for the Northern District of California, case no. 4:10-cv-03095-PJH (the “Action”), in which FormFactor had asserted patent infringement and unfair competition claims against Micro-Probe and trade secret misappropriation and breach of confidence claims against Micro-Probe and the former FormFactor employee.

On October 17, 2012, FormFactor issued a press release regarding the Merger, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.01 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(a) Financial statements of business acquired.

This Current Report on Form 8-K will be supplemented by amendment to provide the required financial statements of Astria not later than 71 days after the date that this Current Report on Form 8-K was required to be filed.

(b) Pro forma financial information.

This Current Report on Form 8-K will be supplemented by amendment to provide the required pro forma financial information not later than 71 days after the date that this Current Report on Form 8-K was required to be filed.

(d) Exhibits.

Exhibit Number	Description
99.01	Press release dated October 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORMFACTOR, INC.

Date:	October 17, 2012	By:	/s/ Stuart L. Merkadeau
			Name:	Stuart L. Merkadeau
			Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99.01	Press release dated October 17, 2012.